EXHIBIT 99.2

PRIVATE SECRETARY, INC.
CONSOLIDATING BALANCE SHEETS - (Pro Forma)

	GrowOp	Private			Pro Forma
	Technologies, Ltd.	Secretary, Inc.	Adjustments		December 31, 2011
Assets
Current Assets:
Cash	$9,139	$2,447	$		$11,586
Accounts receivable, net	32,381	-			32,381
Inventories, net	515,014	-			515,014
Current portion of notes receivable	-	-			-
Prepaid inventory	14,776	625			15,401
Total Current Assets	571,310	3,072		-	574,382
Property and equipment, net	54,819	-			54,819
Deposits	5,000	-			5,000
Total Assets	$631,129	$3,072		$-	$634,201

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$170,200	$14,656	$		$184,856
Note payable	250,000	-			250,000
Loans from Related Party	150,000				150,000
Due to officers	500	-			500
Due to related party	-	12,397			12,397
Total Current Liabilities	570,700	27,053		-	597,753

Commitment and Contingencies	-	-		-	-

Stockholders' Equity
Preferred stock, Series A	-	-		-	-
Preferred stock, Series B	12,750	-		2,000	14,750

Common Stock	33,849	10,320		37,830	81,999

Additional paid-in capital	2,866,428	6,080		(39,830)	2,832,678
Accumulated Deficit	(2,852,598)	(40,381)			(2,892,979)
Total Stockholders' Equity	60,429	(23,981)		-	36,448

Total Liabilities and Stockholders' Equity	$631,129	$3,072		$-	$634,201

PRIVATE SECRETARY, INC.
CONSOLIDATING STATEMENTS OF OPERATIONS - (Pro Forma)
YEAR ENDED DECEMBER 31, 2011

	GrowOp	Private		Pro Forma Year Ended
	Technologies, Ltd.	Secretary, Inc.	Adjustments	December 31, 2011

Total Revenues	$817,724	$-	$-	$817,724
Cost of Good Sold	690,953	-	-	690,953
	126,771	-	-	126,771
Selling, general and administrative expenses	2,364,465	21,466	-	2,385,931
Loss from operations	(2,237,694)	(21,466)	-	(2,259,160)

Other Income (Expenses)
Interest Expense	(32,801)	-	-	(32,801)
Total Other Income (Expenses)	(32,801)	-	-	(32,801)
Loss before Provision of Income Taxes	(2,270,495)	(21,466)	-	(2,291,961)
Provision for income taxes	2,117	-	-	2,117
Net Loss applicable to common shareholders	$(2,272,612)	$(21,466)	$-	$(2,294,078)

PRIVATE SECRETARY, INC.
NOTES TO CONSOLIDATING FINANCIAL STATEMENTS

1.   REVERSE MERGER

On February 9, 2012, Private Secretary, Inc. (the “Company”) completed a reverse merger transaction through a merger with GrowOp Technology whereby the Company acquired all of the issued and outstanding shares of GrowOp Technology in exchange for 33,998,520 shares of our common stock, which represented approximately 41.4% of our total shares outstanding immediately following the closing of the transaction. As a result of the reverse acquisition, GrowOp Technology became our wholly owned subsidiary and the former shareholders of GrowOp Technology became our controlling stockholders. The share exchange transaction with GrowOp Technology was treated as a reverse acquisition, with GrowOp Technology as the acquiror and the Company as the acquired party.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 100 shares of Series A Preferred Stock and 14,750,000 shares of Series B Preferred Stock  to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company.  The Company offered and sold the shares in reliance on the exemption from registration pursuant to Section 4(2) of Securities Act and Rule 506 of Regulation D promulgated thereunder.

2.  ASSUMPTIONS IN CONSOLIDATION

The Pro Forma Consolidating Balance Sheet as of December 31, 2011 is adjusted as if the transaction took place as of January 1, 2011.  There is an adjustment for the common stock that would be issued to the existing shareholders of GrowOp Technology as if the transaction took place as of January 1, 2011.

No adjustments were required for the Pro Forma Consolidating Statements of Operations for the year ended December 31, 2011.